Exhibit 4.19

CRITICAL METALS CORP.
2024 INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AWARD GRANT NOTICE

Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands (the “Company”), pursuant to its 2024 Incentive Award Plan (Amended and Restated as of October 30, 2025), as amended from time to time (the “Plan”), hereby grants to the holder listed below (the “Participant”), an option (the “Option”) to purchase the number of Common Shares (“Shares”) at the Exercise Price, in each case, set forth below, in accordance with the Nonqualified Stock Option Award Agreement attached hereto as Exhibit A (the “Agreement”). This Option is subject to all of the terms and conditions set forth herein and in the Agreement and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Nonqualified Stock Option Award Grant Notice (the “Grant Notice”) and the Agreement.

Participant:	[__________________________]

Grant Date:	October 30, 2025

Total Number of Shares Subject to the Option:	[_____________]

Exercise Price:	$[____________]

Option Expiration Date:	October 30, 2035

Vesting Schedule:	The Option shall vest in accordance with the terms set forth in Schedule 1 to the Agreement.

By his or her signature and the Company’s signature below, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. The Participant has reviewed the Plan, the Agreement and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, the Agreement and this Grant Notice. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, the Agreement or this Grant Notice. In addition, by signing below, the Participant also agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 2.6(b) of the Agreement and the Plan.

CRITICAL METALS COrp.:	PARTICIPANT:

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A

TO NONQUALIFIED STOCK OPTION AWARD GRANT NOTICE

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

Pursuant to the Nonqualified Stock Option Award Grant Notice (the “Grant Notice”) to which this Nonqualified Stock Option Award Agreement (this “Agreement”) is attached, Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands (the “Company”), has granted to the Participant an option (the “Option”) to purchase the number of Common Shares (“Shares”) at the Exercise Price, in each case, set forth in the Grant Notice under the Company’s 2024 Incentive Award Plan, as amended from time to time (the “Plan”).

ARTICLE I.

GENERAL

1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

1.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

GRANT OF OPTION

2.1 Grant of Option. Pursuant to the Grant Notice and upon the terms and conditions set forth in the Plan and this Agreement, effective as of the Grant Date set forth in the Grant Notice, the Company hereby grants to the Participant an Option under the Plan in consideration of the Participant’s past or continued employment with or service as a consultant to the Company or any Subsidiaries and for other good and valuable consideration. The Option is intended to be treated, and shall in all cases be treated, as a Nonqualified Stock Option. The grant of the Option shall impose no obligation on part of the Participant to exercise all or any portion of the Option.

2.2 Consideration to the Company. In consideration of the grant of the Option pursuant hereto, the Participant agrees to render faithful and efficient services to the Company or any Subsidiary.

2.3 Vesting. The Option shall vest and become exercisable in accordance with the vesting schedule set forth on Schedule 1, unless the Option has earlier vested or been forfeited in accordance with the terms of this Agreement. Notwithstanding any contrary provision of this Agreement or the Plan, upon the Participant’s termination of employment with or service as a consultant to the Company or its Subsidiaries for any or no reason, any portion of the Option that has not vested prior to or in connection with such termination of employment or service shall thereupon automatically be forfeited, terminated and cancelled as of the date of such termination of employment service (the “Termination Date”) without payment of any consideration by the Company, and the Participant, or the Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder with respect to such portion of the Option, as no rights shall survive the Termination Date, including any rights to damages for the loss of the Option. The Participant acknowledges and agrees that upon termination of employment with or service as a consultant to the Company or its Subsidiaries, whether with or without Cause, with or without notice or pay in lieu of notice, or breach in law or contract, if applicable, the Participant shall not be entitled to any further awards, payments or benefits under the Plan. For greater certainty, no damages, compensation, or claim shall arise in respect of any loss or cancellation of unvested or vested awards that would otherwise have accrued during any period of reasonable notice or following termination of employment with or service as a consultant to the Company or its Subsidiaries.

2.4 Term of Option. The Option shall terminate and no longer be exercisable on the Option Expiration Date or, unless otherwise determined by the Committee in its sole discretion, if earlier:

(a) Unvested Portion of Option. With respect to any portion of the Option which is then unexercisable, on the Termination Date.

(b) Vested Portion of Option.

(i) Termination for any Reason other Disability, death or for Cause. If the Participant experiences a termination of employment with or service as a consultant to the Company or its Subsidiaries for any reason other than the Participant’s disability (as determined by the Committee and when Cause does not then exist), the Participant’s death, or the Participant’s termination for Cause, on the last day of the period beginning on the Termination Date and ending ninety (90) days thereafter; provided, however, that if the Participant dies during such period, such vested portion of the Option will terminate on the last day of the one-year period beginning on the date of the Participant’s death;

(ii) Termination due to Disability. If the Participant experiences a termination of employment with or service as a consultant to the Company or its Subsidiaries by reason of the Participant’s disability (as determined by the Committee and when Cause does not then exist), on the last day of the one-year period beginning on the Termination Date; provided, however, that if the Participant dies during such period, such vested portion of the Option will terminate on the last day of the one-year period beginning on the date of the Participant’s death; or

(iii) Death. In the event of the Participant’s death, on the last day of the one-year period beginning on the date of the Participant’s death.

(c) Termination for Cause. Notwithstanding any contrary provision of this Agreement or the Plan, with respect to any unexercised portion of the Option, whether exercisable or unexercisable, on the Termination Date if the Participant was terminated by the Company for Cause.

2.5 Exercise of Option.

(a) Method of Exercise. Subject to Section 2.2, Section 2.4 and this Section 2.5, the Participant may exercise all or any portion of the Option (to the extent vested) by delivering written or electronic notice of exercise to the Company or the Company’s agent, which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and contain such other representations and agreements as may be required by the Company (the “Exercise Notice”). The Option shall be deemed exercised when the Company receives (i) the Exercise Notice, (ii) full payment of the Exercise Price, (iii) payment of any required tax withholding, and (iv) any other documentation that the Company may reasonably require. Notwithstanding any contrary provision of this Agreement or the Plan, in no event shall a Participant be permitted to exercise the Option in a manner that the Committee determines would violate the U.S. Sarbanes-Oxley Act of 2002, if applicable, any other Applicable Law, the applicable rules and regulations of the U.S. Securities and Exchange Commission, or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

(b) Payment of Exercise Price. The Exercise Price shall be payable in cash, check, cash equivalent and/or Shares valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Shares in lieu of actual delivery of such shares to the Company); provided that such Shares are not subject to any pledge, charge, mortgage or other security interest and are Mature Shares; or (ii) in the Committee’s sole discretion, (A) if there is a public market for the Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price, or (B) by a “net exercise” method whereby the Company withholds from the delivery of the Shares for which the Option was exercised that number of Shares having a Fair Market Value equal to the aggregate Exercise Price for the Shares for which the Option was exercised.

2.6 Delivery of Shares upon Exercise; Withholding.

(a) As soon as administratively practicable following the date any portion of the Option is deemed exercised pursuant to Section 2.5(a), subject to the withholding referred to in Section 2.6(b), and except as otherwise provided herein as may be determined by the Committee, the Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised.

(b) As set forth in Section 15(c) of the Plan, the Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company, an amount sufficient to satisfy all applicable foreign, federal, state, national, territorial and local taxes and/or social security required by law to be withheld with respect to any taxable event arising in connection with the Option. Additionally, the Company may, in its sole discretion, satisfy any withholding obligations relating to Participant’s Option by any of the following means or by a combination of such means: (i) withholding Shares otherwise issuable to the Participant upon exercise of the Option, (ii) instructing a broker on the Participant’s behalf to sell Shares otherwise issuable to the Participant upon exercise of the Option sufficient to generate net proceeds sufficient to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by the Participant upon the exercise of the Option (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income) and the net proceeds of such sale shall be submitted to the Company, (iii) requiring Participant to make a payment in cash to the Company, or (iv) using any other method approved by the Company, and to the extent required by applicable laws or the Plan, approved by the Committee. The Company shall not be obligated to deliver any Shares to the Participant or the Participant’s legal representative unless and until the Participant or the Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all foreign, federal, state, national, territorial and local taxes and/or social security applicable to the taxable income of the Participant resulting from the grant or exercise of the Option or the issuance of Shares.

(c) Without prejudice to the provisions of Section 15(c) of the Plan, Participant acknowledges that, regardless of any action taken by the Company or, if different, the Service Recipient, the ultimate liability for all income tax, social security and other tax-related items related to Participant’s participation in the Plan and the Option and legally applicable to Participant or deemed by the Company, the Board or the Service Recipient in its discretion to be an appropriate charge to Participant even if legally applicable to the Company, Board or the Service Recipient (to the extent lawful) (collectively, “Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount (if any) withheld by the Company, the Board or the Service Recipient, and Participant hereby covenants to pay any such Tax-Related Items, as and when requested by the Service Recipient, the Company, the Board, any Affiliate or any tax authority. Participant further acknowledges that (i) neither the Company, the Board nor the Service Recipient make any representation or undertaking regarding the treatment of any Tax-Related Items in connection with any aspect of the Option including, without limitation, the grant, vesting or exercise of the Option or the subsequent sale/disposal of the Shares; and (ii) the Company, the Board and the Service Recipient do not commit to and are under no obligation to structure the Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction between the date on which the Option is granted and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company, the Board or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

2.7 Conditions to Delivery of Shares. The Shares deliverable hereunder may be either previously authorized but unissued Shares, treasury Shares or issued Shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable.

2.8 Rights as Stockholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a shareholder or stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the Option and any Shares underlying the Option and deliverable hereunder unless and until such Shares shall have been delivered by the Company and held of record by such holder (as evidenced by the appropriate entry in the Register of Members or of a duly authorized transfer agent of the Company). No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are delivered, except as provided in Section 13 or 14 of the Plan.

ARTICLE III.

OTHER PROVISIONS

3.1 Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Option.

3.2 Transferability. The Option shall be subject to the restrictions on transferability set forth in Section 15(b)(i) of the Plan. Section 15(b)(ii) of the Plan shall not apply to this Option.

3.3 Tax Consultation. The Participant understands that the Participant may suffer adverse tax consequences in connection with the Option granted pursuant to this Agreement (and the Shares deliverable with respect thereto). The Participant represents that the Participant has consulted with any tax consultants the Participant deems advisable in connection with the Option and the delivery of Shares with respect thereto and that the Participant is not relying on the Company for any tax advice.

3.4 Binding Agreement. Subject to the limitation on the transferability of the Option contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.5 Adjustments Upon Specified Events. The Committee may accelerate the vesting of the Option in such circumstances as it, in its sole discretion, may determine. The Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and Section 13 of the Plan.

3.6 Notices.

(a) Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office.

(b) Any notice to be given under the terms of this Agreement to a Participant may be given by the Company to the Participant either personally or by sending it by courier, post/mail, fax or email to such Participant or to such Participant’s address as shown in the Company’s records (or where the notice is given by email by sending it to the email address provided by such Participant).

(c) Where a notice is sent by: courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third (3rd) day (not including Saturdays or Sundays or public holidays in the British Virgin Islands) following the day on which the notice was delivered to the courier; post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth (5th) day (not including Saturdays or Sundays or public holidays in the British Virgin Islands) following the day on which the notice was posted; fax or other similar electronic means service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted; email service shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient.

(d) By a notice given pursuant to this Section 3.6, either party may hereafter designate a different address for notices to be given to that party.

3.7 Participant’s Representations. If the Shares deliverable hereunder have not been registered under the Securities Act or any applicable state laws on an effective registration statement at the time of such delivery of Shares, the Participant shall, if required by the Company, concurrently with such delivery of Shares, make such written representations as are deemed necessary or appropriate by the Company or its counsel.

3.8 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.9 Governing Law. The laws of the British Virgin Islands shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.10 Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any other Applicable Law. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.

3.11 Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Option in any material way without the prior written consent of the Participant.

3.12 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

3.13 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.14 Employment or Service.

(a) This Agreement does not confer upon the Participant any right to be retained in the employ or service as a consultant of the Company or any Affiliate and shall not interfere with the ability of the Participant’s employer (or such entity to which the Participant is otherwise engaged) from time to time (the “Service Recipient”) to terminate the Participant’s employment or service at any time, with or without cause, subject to Applicable Law.

(b) The Plan is established voluntarily by the Company. It is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement. The grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted repeatedly in the past. All decisions with respect to future grants of Awards, if any, will be at the sole discretion of the Company. The Option is extraordinary items that do not constitute compensation of any kind for service of any kind rendered to the Company or Affiliate, and which are outside the scope of Participant’s employment or service contract, if any and are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service options, pension or retirement benefits or similar payments.

3.15 Entire Agreement. The Plan, the Grant Notice and this Agreement (including all Exhibits thereto, if any) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, provided that the Option shall be subject to any accelerated vesting provisions in any written agreement between the Participant and the Company or a Company plan pursuant to which the Participant participates, in each case, in accordance with the terms therein.

3.16 Section 409A. This Option is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code or under similar applicable tax legislation in other countries as applicable to the Participant (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Committee determines that this Option (or any portion thereof) may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate for this Option either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

3.17 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Company and its Subsidiaries with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to Option, as and when payable hereunder.

3.18 Data Privacy. The Company and/or its Affiliates will hold, collect and otherwise process certain personal data regarding the Participant in connection with the administration of this Option and the Plan. All personal data will be treated in accordance with applicable data protection laws and regulations.

Without prejudice to the generality of the foregoing, the Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. The Participant understands that the Company and its Affiliates may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any affiliate, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Personal Data”). The Participant understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States, the Participant’s country (if different than the United States), or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country.

For Participants located in the United Kingdom and the European Union, the following paragraph applies: Personal Data shall be handled in accordance with Regulation (EU) 2016/679 (General Data Protection Regulation) and the Participant is referred to the Data Privacy Notice of his country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Personal Data by contacting the Participant’s local human resources representative. The Participant understands that the recipients may receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom The Participant may elect to deposit any shares received. The Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, or require any necessary amendments to Personal Data, without cost, by contacting in writing the Participant’s local human resources representative.

3.19 Electronic Transactions Act.

(a) For the purposes of this Section: “Electronic Record” has the same meaning as in the Electronic Transactions Act; and “Electronic Transactions Act” means the Electronic Transactions Act (As Revised) of the British Virgin Islands.

(b) In this Agreement:

(i) “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(ii) any requirements as to delivery of a document under this Agreement include delivery in the form of an Electronic Record; and

(iii) any requirements as to execution or signature under this Agreement includes can be satisfied in the form of an electronic signature as provided for in the Electronic Transactions Act.

(c) The Electronic Transactions Act shall be varied pursuant to section 5(1)(b)(i) of the Electronic Transactions Act to the extent provided for in this Agreement.

(d) Where a law or this Agreement requires information to be delivered or sent to, or to be served on, a person, section 10(1) of the Electronic Transactions Act shall be varied such that: (i) the originator of any electronic communication shall not be required to state that the receipt of the electronic communication is to be acknowledged; and (ii) unless the originator expressly requires an acknowledgment of receipt, the addressee shall not be required to acknowledge receipt.

3.20 Addendum for Participants in Australia.

(a) This offer is made under Division 1A of Part 7.12 of the Australian Corporations Act 2001 (Cth) as modified by the Australian ASIC Corporations (Employee Share Schemes) Instrument 2022/1021 (“ESS Division”). The Participant confirms that they are entitled to receive this offer under Applicable Laws and is an “eligible ESS participant” as defined under the ESS Division.

(b) The Participant notes and understands that there is a risk that the value of Shares may fall as well as rise due to movement of equity markets. Market forces will impact the price of Shares and, in the worst case, the market value of Shares may become zero. The market price of Shares is available at https://www.nasdaq.com/market-activity/stocks/crml. For additional information related to the risks of owning Shares, the Participant understands that they may refer to the Company’s investor relations department at ir@criticalmetalscorp.com. Further information relating to Shares can be found on the Company’s investor webpage at https://www.criticalmetalscorp.com/sec-filings/.

(c) The Participant agrees and understands that any advice provided by the Company and any of its Affiliates to the Participant in connection with this Option is general advice only and does not take into account their objectives, financial situation and needs. Participants should consider obtaining their own financial product advice from an independent person who is authorised by the Australian Securities and Investments Commission to give such advice.

(d) The Participant cannot acquire the Option until at least 14 days after receiving this Agreement (“Application Period”).

(e) The Participant may request a copy of the Plan, which will be provided within 10 business days of the request.

(f) No acquisition price is payable by the Participant for the Option. The Exercise Price is set out in the Grant Notice.

(g) This Agreement and the terms of the offer of the Option must not include a misleading or deceptive statement, and must not omit any information that would result in this Agreement or the terms of the offer being misleading or deceptive.

(h) The Company must update this Agreement and provide it to the Participant as soon as practicable after becoming aware that it is out of date, or is otherwise not correct, in a material respect.

(i) The directors of the Company must notify the Company in writing as soon as practicable if, during the Application Period, they become aware that a material statement in this Agreement or the terms of the offer is misleading or deceptive, information was omitted from this Agreement or the terms of the offer that has resulted in one or more of those documents being misleading or deceptive, or a new circumstance has arisen during the Application Period which means this Agreement is out of date, or otherwise not correct, in a material respect.

(j) If the Participant suffers loss or damage because of a contravention of a term of the offer covered by paragraphs (g), (h) and (i), the Participant can recover the amount of loss or damage in accordance with section 1100Z(2) of the Corporations Act 2001 (Cth).

(k) The Company, and its directors, are not liable for any loss or damage suffered by the Participant because of a contravention of a term of the offer covered by paragraphs (g) and (h) if they:

(i) made any inquires that were reasonable in the circumstances and after doing so believed on reasonable grounds that the statement was not misleading or deceptive; or

(ii) did not know the statement was misleading or deceptive; or

(iii) placed reasonable reliance on information given to them by (i) in the Company’s case, someone other than a director, employee or agent of the Company and (ii) in the directors’ case, someone other than an employee or agent of the director; or

(iv) the contravention arose because of a new circumstance that has arisen since this Agreement was prepared and the person proves they were not aware of the matter.

(l) As set forth in Section 15(c) of the Plan, and to the extent permitted such that the offer of the Option remains an offer for no monetary consideration, and not an “ESS contribution plan” as defined in the ESS Division, the Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the Option.

(m) Subdivision 83A-C. This is a scheme to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies, subject to the conditions in that Act.

The following provision replaces Section 3.18 of this Agreement, for Participants who reside and/or work in Australia.

Data Privacy. By participating in the Plan, the Participant consents to the collection, use, processing, disclosure, and transfer, in electronic or other form, of personal and sensitive information by and among the Company and its Subsidiaries for the purpose of implementing, administering, and managing the Plan and Awards, or otherwise complying with its legal obligations, in accordance with Section 15(o) of the Plan. The Participant acknowledges that this may include the disclosure or transfer of personal and sensitive information to third parties (which may be located in jurisdictions outside Australia, including the United States) that are assisting in the implementation, administration, and management of the Plan and Awards, and the Participant consents to such disclosure or transfer. Without limiting any other provisions of this Agreement, Section 15(o) of the Plan is hereby incorporated into this Agreement as if first set forth herein. In connection with Participant’s consent to the disclosure of their information to overseas recipients, Australian Privacy Principle 8.1 will not apply to such disclosures.

3.21 Addendum for Participants in Denmark. The Participant confirms that the Participant provides services to the Company or an Affiliate as an independent contractor and not as an employee under Danish law. Accordingly, the Danish Stock Option Act 2019 does not apply to this Option unless and until a competent authority or court determines that the Participant is (or was) an employee for Danish law purposes. If, contrary to the above, the Participant is (or becomes) an employee in Denmark, the Parties acknowledge that the Danish Stock Option Act 2019 applies mandatorily to the Option. Nothing in the Plan or this Agreement limits any mandatory Danish rule applicable to employees.

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SCHEDULE 1

TO NONQUALIFIED STOCK OPTION AWARD AGREEMENT

The number of Shares for which the Option will vest, if any, will be determined based on the achievement of the specific share price hurdles set forth in the table below (each, a “Share Price Hurdle”) during the applicable Performance Period.

Tranche	Share Price Hurdle	Portion of Shares Subject to the Option	Performance Period
1	$16.25	1/3rd	Grant Date through October 31, 2026
2	$20.31	1/3rd	Grant Date through October 31, 2027
3	$25.39	1/3rd	Grant Date through October 31, 2028

Achievement of each Share Price Hurdle will be measured on a rolling basis based on the volume weighted average price per Share for any trailing twenty (20) consecutive trading days that are all within the applicable Performance Period up to and including the day of measurement. A Tranche will become vested on the date the Committee determines, approves and certifies that the requisite Share Price Hurdle for the applicable Tranche has been satisfied.

A Share Price Hurdle can be achieved at any time during the applicable Performance Period, provided that each Share Price Hurdle may be achieved only once during the Performance Period and there shall be no linear interpolation between levels of Share Price Hurdles. The number of Shares that are earned and vest upon the achievement of each Share Price Hurdle shall be equal to product of (1) the Number of Shares Subject to the Option set forth in the Grant Notice multiplied by (ii) the Percentage of Shares Subject to the Option set forth next to the applicable Tranche in the table above, with resulting factional shares rounded down to the nearest whole share until the final Tranche. The Share Price Hurdles shall be equitably adjusted pursuant to and in accordance with Section 12(d) and Section 13 of the Plan. Any Tranche that has not vested by the last day of the applicable Performance Period shall terminate automatically with respect to such unvested Options as of such date.

Immediately prior to a Change in Control, the Committee shall determine, reasonably and in good faith, whether any previously unmet Share Price Hurdle is achieved based on the per-Common Share amount payable or available for distribution to holders of Shares (whether in cash or in securities or property) in connection with the Change in Control. Any Tranche that has become vested as of immediately prior to the Change in Control pursuant to this paragraph shall become vested immediately prior to the Change in Control. Any Tranche that has not become vested as of immediately prior to the Change in Control shall terminate automatically with respect to such unvested Options as of such date.

Schedule 1